Education Management Corporation
COMPANY CONTACT:
John Iannone
Director of Investor Relations
(412) 995-7727

Education Management Corporation Reports Fiscal 2013 Fourth Quarter Results
- Growth in new student enrollment slightly positive compared to prior year excluding
South University's fully-online programs -
- Improving trend in 180-day new student retention -
- EBITDA of $68.1 million excluding certain expenses on reported net loss of $2.0 million -
- Diluted EPS of $(0.02), or $0.01 excluding certain expenses -

Pittsburgh, PA, August 7, 2013 -- Education Management Corporation (the "Company") (NASDAQ:EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended June 30, 2013. Net revenues during the quarter were $595.2 million and the Company reported a net loss of $2.0 million, or $(0.02) per diluted share. Excluding restructuring and other charges detailed further in this release, net income would have been $1.1 million, or $0.01 per diluted share.

“We are encouraged by the underlying trends that we are seeing in both new student enrollment and 180-day new student retention. Student achievement and providing an affordable educational experience that prepares our students for employment opportunities in the marketplace is our top priority,” said Edward H. West, Education Management's President and Chief Executive Officer.  “We continue with initiatives to better align our organization with the needs of our students, by providing the right course offerings and a stronger value proposition. We believe these efforts will ultimately lead to rising enrollments and improved financial performance.”

Financial and Operational Highlights
Financial and operational highlights for the fourth quarter of fiscal 2013 included the following:

•
Total new students were approximately 20,060, a decrease of 6.3% from approximately 21,400 new students in the fourth quarter of fiscal 2012. When excluding South University's fully-online programs, which were impacted by the marketing strategy and operational changes made last summer, the Company's total new student enrollment increased 0.3% compared to the prior year quarter.

•
For the three months ended June 30, 2013, average enrolled student body was approximately 120,920, a 9.4% decline from 133,500 in the prior year quarter. Net revenues were $595.2 million, a decrease of 6.9% from $639.2 million recorded in the fourth quarter of fiscal 2012 due primarily to the decline in average enrolled student body.

•
The Company recorded a net loss of $2.0 million, or $(0.02) per diluted share, compared to a net loss of $1,188.7 million, or $(9.51) per diluted share, for the prior year quarter. The Company incurred $4.8 million ($2.9 million net of tax) and $1.6 million ($0.9 million net of tax) of restructuring and other charges in the current quarter and the prior year quarter, respectively, as well as a loss on an asset disposal of $0.4 million ($0.3 million net of tax) in the current quarter. Excluding these expenses and non-cash long-lived asset impairment charges of $1,251.4 million ($1,200.5 million net of tax) incurred in the prior year quarter, net income would have been $1.1 million, or $0.01 per diluted share, in the current quarter compared to $12.7 million, or $0.10 per diluted share, in the prior year quarter.

•
Earnings before interest, taxes and depreciation and amortization ("EBITDA") was $63.3 million in the current quarter compared to a loss of $1,163.4 million in the prior year quarter. After adjusting for restructuring and other charges incurred in each quarter and non-cash long-lived asset impairment charges incurred in the prior year quarter as noted above, EBITDA would have been $68.1 million in the current quarter compared to $89.6 million in the prior year quarter.

Financial highlights for the fiscal year ended June 30, 2013 included the following:

•
Net revenues were $2,498.6 million, a decrease of 9.5% from $2,761.0 million recorded in the fiscal year ended June 30, 2013, primarily due to an 11.3% decline in average enrolled student body for the fiscal year ended June 30, 2013 compared to the prior fiscal year.

•
The Company recorded a net loss of $268.0 million, or $(2.15) per diluted share, compared to a net loss of $1,515.7 million, or $(11.97) per diluted share, for the prior fiscal year. The Company incurred non-cash long-lived asset impairment charges of $323.7 million ($312.0 million net of tax) and $1,746.8 million ($1,650.5 million net of tax) in fiscal 2013 and 2012, respectively. Additionally, the Company incurred $24.2 million ($14.5 million net of tax) and $23.6 million ($14.3 million net of tax) of expenses in fiscal 2013 and 2012, respectively, related to restructuring and other charges, losses on the refinancing of debt and an asset disposal. Excluding these expenses and the reversal of an uncertain tax position liability of $0.7 million in each of the fiscal years ended June 30, 2013 and 2012, net income would have been $57.8 million, or $0.46 per diluted share, in the current fiscal year compared to $148.4 million, or $1.17 per diluted share, in the prior fiscal year.

•
EBITDA was $33.4 million in the current fiscal year compared to a loss of $1,260.5 million in the prior fiscal year. After adjusting for the non-cash long-lived asset impairments, restructuring and other charges and losses on the refinancing of debt as noted above, EBITDA would have been $376.3 million in the current year compared to $509.9 million in the prior year.

•
Despite lower operating performance, cash flows provided by operating activities for the fiscal year ended June 30, 2013 were $191.3 million compared to a use of $10.9 million in the fiscal year ended June 30, 2012. Current year operating cash flows were comparatively higher primarily due to a transfer of $210.0 million to restricted cash in the prior year in connection with the issuance of letters of credit under the Company's cash secured letter of credit facilities, which reduced the prior year period's cash flow from operating activities. The cash secured letter of credit facilities are being used to help satisfy the Company's previously disclosed letter of credit requirement with the U.S. Department of Education.

•	At June 30, 2013, cash and cash equivalents were $130.7 million, compared to $191.0 million at June 30, 2012.

•
Borrowings under the revolving credit facility at June 30, 2013 were $75.0 million compared to $111.3 million at June 30, 2012. The revolving credit facility was repaid in full on the first business day of the subsequent fiscal year.

•
On a cash basis, capital expenditures were $83.2 million, or 3.3% of net revenues, for the fiscal year ended June 30, 2013 compared to $93.5 million, or 3.4% of net revenues, in the same period in the prior year.

Fiscal 2014 Outlook
For the fiscal year ending June 30, 2014, capital expenditures are projected to be between $80 million and $90 million, compared to $83.2 million in the fiscal year ended June 30, 2013. Based on current assumptions regarding market conditions and excluding restructuring and other special charges that may be incurred, the Company provided the following outlook for fiscal 2014.

Reconciliation of Fiscal Year 2014 First Quarter and Annual Outlook of Net Income (Loss) to EBITDA
(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2014 Outlook – 1st Quarter:	For the Three Months Ending September 30, 2013
	Low	High
Loss per diluted share	$(0.10)	$(0.09)

Net loss	$(12)	$(11)
Income tax benefit	(12)	(11)
Net interest expense	32	32
Depreciation and amortization	38	38
EBITDA	$46	$48

Fiscal 2014 Outlook – Annual:	For the Twelve Months Ending June 30, 2014
	Low	High
Earnings per diluted share	$0.21	$0.28

Net income	$27	$36
Income tax expense	18	24
Net interest expense	127	127
Depreciation and amortization	153	153
EBITDA	$325	$340

The above discussion of the Company's fiscal 2014 outlook includes information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As more fully described below under the heading “Cautionary Statement,” these and other forward-looking statements are based on information currently available to management and involve estimates, assumptions, risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements.

The Company's quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments, and its first fiscal quarter is typically the lowest revenue quarter of the fiscal year due to student vacations. However, the seasonality of the Company's business has decreased over the last several years, primarily due to the percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs.

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of EBITDA and EBITDA and net income excluding certain expenses, together with a reconciliation to net income, which is the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast
Education Management Corporation will host a conference call to discuss its fiscal 2013 fourth quarter results on Thursday, August 8, 2013 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 412-317-6789 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu. A replay of the conference call will be available at www.edmc.edu for up to one year.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended June 30,			For the Fiscal Year Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Net revenues	$595,236	$639,184	(6.9)%	$2,498,599	$2,760,967	(9.5)%
Costs and expenses:
Educational services (1) (2)	355,133	369,935	(4.0)%	1,447,097	1,502,356	(3.7)%
General and administrative (1) (3)	176,805	181,256	(2.5)%	689,143	762,863	(9.7)%
Depreciation and amortization (4)	41,046	39,968	2.7%	164,712	158,663	3.8%
Long-lived asset impairments	—	1,251,385	N/M	323,690	1,746,765	N/M
Total costs and expenses	572,984	1,842,544	N/M	2,624,642	4,170,647	N/M
Loss before interest, loss on debt refinancing and income taxes	22,252	(1,203,360)	N/M	(126,043)	(1,409,680)	N/M
Interest expense, net	31,739	31,190	1.8%	124,663	110,330	13.0%
Loss on debt refinancing	—	—	N/M	5,232	9,474	(44.8)%
Loss before income taxes	(9,487)	(1,234,550)	N/M	(255,938)	(1,529,484)	N/M
Income tax expense (benefit)	(7,452)	(45,843)	N/M	12,038	(13,743)	N/M
Net loss	$(2,035)	$(1,188,707)	N/M	$(267,976)	$(1,515,741)	N/M
Loss per share:
Basic	$(0.02)	$(9.51)		$(2.15)	$(11.97)
Diluted	$(0.02)	$(9.51)		$(2.15)	$(11.97)
Weighted average number of shares outstanding:
Basic	124,602	124,963		124,560	126,659
Diluted	124,602	124,963		124,560	126,659

(1)	Certain reclassifications of fiscal 2012 data have been made to conform to the fiscal 2013 presentation. These reclassifications did not materially change any of the previously reported amounts.

(2)
Includes restructuring charges of $1.6 million and $0.8 million in the three months ended June 30, 2013 and 2012 and $9.8 million and $5.2 million in the fiscal year ended June 30, 2013 and 2012, respectively.

(3)
Includes restructuring and other charges of $3.2 million and $0.8 million in the three months ended June 30, 2013 and 2012 and $4.1 million and $8.9 million in the fiscal year ended June 30, 2013 and 2012, respectively.

(4)	Includes charges of $0.4 million and $5.0 million in the three and twelve months ended June 30, 2013, respectively related to assets that no longer had a useful life.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$130,695	$191,008
Restricted cash	271,340	267,880
Total cash, cash equivalents and restricted cash	402,035	458,888
Student receivables, net of allowances of $174,760 and $225,657	206,406	203,341
Notes, advances and other receivables	32,547	22,174
Inventories	5,873	8,382
Deferred income taxes	76,927	102,668
Prepaid income taxes	20,854	6,796
Other current assets	26,977	40,399
Total current assets	771,619	842,648
Property and equipment, net	525,625	651,797
Other long-term assets	48,524	51,071
Intangible assets, net	300,435	330,029
Goodwill	669,090	963,550
Total assets	$2,315,293	$2,839,095
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$12,076	$12,076
Revolving credit facility	75,000	111,300
Accounts payable	32,559	54,834
Accrued liabilities	157,417	137,348
Unearned tuition	113,371	116,277
Advance payments	95,675	102,170
Total current liabilities	486,098	534,005
Long-term debt, less current portion	1,273,164	1,453,468
Deferred income taxes	70,316	111,767
Deferred rent	201,202	197,758
Other long-term liabilities	34,414	45,533
Shareholders’ equity:
Common stock, at par	1,435	1,434
Additional paid-in capital	1,794,846	1,777,732
Treasury stock, at cost	(328,605)	(328,605)
(Accumulated deficit) Retained earnings	(1,203,936)	(935,960)
Accumulated other comprehensive loss	(13,641)	(18,037)
Total shareholders’ equity	250,099	496,564
Total liabilities and shareholders’ equity	$2,315,293	$2,839,095

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Fiscal Year Ended June 30,
Cash flows from operating activities:	2013	2012
Net loss	$(267,976)	$(1,515,741)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization of property and equipment	157,871	151,023
Amortization of intangible assets	6,841	7,640
Bad debt expense	171,850	163,926
Long-lived asset impairments	323,690	1,746,765
Amortization of debt issuance costs	8,460	1,071
Loss on debt refinancing	5,232	9,474
Share-based compensation	17,112	13,290
Non cash adjustments related to deferred rent	(17,477)	(12,956)
Amortization of deferred gains on sale-leaseback transactions	(1,575)	—
Deferred income taxes	(18,836)	(132,500)
Changes in assets and liabilities:
Restricted cash	(3,460)	(220,367)
Receivables	(194,437)	(220,319)
Reimbursements for tenant improvements	10,054	15,307
Inventory	2,505	1,203
Other assets	15,151	(3,856)
Purchase of loans	(899)	—
Accounts payable	(19,596)	(1,637)
Accrued liabilities	6,092	20,454
Unearned tuition	(2,906)	(23,873)
Advance payments	(6,385)	(9,754)
Total adjustments	459,283	1,504,891
Net cash flows provided by (used in) operating activities	191,307	(10,850)
Cash flows from investing activities:
Expenditures for long-lived assets	(83,241)	(93,546)
Proceeds from sales of fixed assets	65,065	—
Reimbursements for tenant improvements	(10,054)	(15,307)
Other	2,418	—
Net cash flows used in investing activities	(25,812)	(108,853)
Cash flows from financing activities:
Borrowings under revolving credit facility	75,000	111,300
Payments under revolving credit facility	(111,300)	(79,000)
Principal payments on senior notes	(171,953)	—
Issuance of common stock	3	2,618
Common stock repurchased for treasury	—	(104,073)
Principal payments on long-term debt	(12,155)	(11,025)
Debt issuance costs	(5,232)	(11,928)
Net cash flows used in financing activities	(225,637)	(92,108)
Effect of exchange rate changes on cash and cash equivalents	(171)	(405)
Net change in cash and cash equivalents	(60,313)	(212,216)
Cash and cash equivalents, beginning of period	191,008	403,224
Cash and cash equivalents, end of period	$130,695	$191,008
Cash paid during the period for:
Interest (including swap settlement)	$111,396	$116,014
Income taxes, net of refunds	46,699	114,629
	As of June 30,
Noncash investing activities:	2013	2012
Capital expenditures in current liabilities	$9,022	$13,201

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

The Company reports results in four segments - The Art Institutes, Argosy University, Brown Mackie Colleges and South University. The Company evaluates segment performance based on EBITDA excluding certain expenses. Adjustments to reconcile segment results to consolidated results are included under the caption “Corporate and Other,” which primarily includes unallocated corporate activity.

EBITDA, a measure used by management to measure operating performance, is defined as net income before net interest expense, provision for income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management also presents diluted earnings per share, weighted average number of diluted shares outstanding, net income and EBITDA after adjusting for certain expenses, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes certain expenses management believes are not indicative of ongoing operations. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA excluding certain expenses by segment to consolidated net loss to consolidated net income, excluding certain expenses is detailed below:

Segment Information and Reconciliation of EBITDA to Net Loss to
Net Income Excluding Certain Expenses
(In thousands, except per share amounts) (Unaudited)

	For the Three Months Ended June 30,			For the Fiscal Year Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Net revenues:
The Art Institutes	$358,153	$397,223	(9.8)%	$1,543,385	$1,738,542	(11.2)%
Argosy University	87,881	88,448	(0.6)%	356,544	397,458	(10.3)%
Brown Mackie Colleges	72,053	74,175	(2.9)%	298,175	314,801	(5.3)%
South University	77,149	79,338	(2.8)%	300,495	310,166	(3.1)%
Total EDMC	595,236	639,184	(6.9)%	2,498,599	2,760,967	(9.5)%

EBITDA excluding certain expenses:
The Art Institutes	63,188	92,023	(31.3)%	343,903	478,693	(28.2)%
Argosy University	7,699	6,955	10.7%	41,062	57,535	(28.6)%
Brown Mackie Colleges	7,609	11,340	(32.9)%	36,407	62,073	(41.3)%
South University	13,891	4,558	204.8%	44,560	5,878	658.1%
Corporate and other	(24,313)	(25,324)	4.0%	(89,653)	(94,298)	4.9%
Total EDMC	68,074	89,552	(24.0)%	376,279	509,881	(26.2)%

Reconciliation to EBITDA:
Long-lived asset impairments	—	1,251,385	N/M	323,690	1,746,765	N/M
Loss on debt refinancing	—	—	N/M	5,232	9,474	(44.8)%
Restructuring and other	4,776	1,559	206.4%	13,920	14,133	(1.5)%
EBITDA	63,298	(1,163,392)	N/M	33,437	(1,260,491)	N/M

Reconciliation to net loss:
Depreciation and amortization	41,046	39,968	2.7%	164,712	158,663	3.8%
Net interest expense	31,739	31,190	1.8%	124,663	110,330	13.0%
Income tax expense (benefit)	(7,452)	(45,843)	N/M	12,038	(13,743)	N/M
Net loss	$(2,035)	$(1,188,707)	N/M	$(267,976)	$(1,515,741)	N/M

Long-lived asset impairments, net of tax	$—	$1,200,480	N/M	$311,998	$1,650,461	N/M
Loss on debt refinancing, net of tax	—	—	N/M	3,139	5,779	(45.7)%
Restructuring and other, net of tax	2,867	945	203.4%	8,352	8,637	(3.3)%
Loss on disposal of asset, net of tax	262	—	N/M	3,015	—	N/M
Reversal of uncertain tax position liability	—	—	N/M	(691)	(749)	N/M
Net income, excluding certain expenses	$1,094	$12,718	(91.4)%	$57,837	$148,387	(61.0)%

Diluted loss per share	$(0.02)	$(9.51)		$(2.15)	$(11.97)
Diluted earnings per share, excluding certain expenses	$0.01	$0.10		$0.46	$1.17
Weighted average number of diluted shares outstanding, excluding certain expenses	127,067	124,963		125,368	126,659

New Student Enrollment

	For the Three Months Ended June 30,
(rounded to nearest tenth)	2013	2012	% Change
The Art Institutes	8,620	8,920	(3.4)%
Argosy University	3,410	3,320	2.7%
Brown Mackie Colleges	3,540	3,560	(0.6)%
South University (1)	4,490	5,600	(19.8)%
Total EDMC (1)	20,060	21,400	(6.3)%
The new student enrollment data shown above includes the number of new students who enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. Total new students who enrolled in fully-online programs for the three months ended June 30, 2013 were approximately 8,230 as compared to 9,250 in the three months ended June 30, 2012.

(1)
The reduction in new student enrollment reflects the marketing strategy and operational changes made last summer related to South University's fully-online programs. When excluding South University's fully-online programs, "total EDMC" new student enrollment increased 0.3%.

Average Enrolled Student Body

	For the Three Months Ended June 30,
(rounded to nearest tenth)	2013	2012	% Change
The Art Institutes	62,430	68,690	(9.1)%
Argosy University	24,240	25,690	(5.6)%
Brown Mackie Colleges	16,310	17,700	(7.9)%
South University	17,940	21,430	(16.3)%
Total EDMC	120,920	133,500	(9.4)%
Average enrolled student body is the three month average of the unique students who met attendance requirements within a month of the quarter. The data above includes the number of students enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. The average enrolled student body in fully-online programs was approximately 30,680 for the three months ended June 30, 2013 as compared to 36,220 in the three months ended June 30, 2012.

For July 2013, starting student body enrollment for Total EDMC was approximately 117,020, a decrease of 8.8% from the year ago period. Starting student body reflects the campus-based student census after the add/drop period for the first month of the fiscal quarter plus the average of fully-online students who met attendance requirements in the third month of the prior fiscal quarter.

About Education Management Corporation
Education Management Corporation (www.edmc.edu), with approximately 132,000 students as of October 2012, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 110 locations in 32 U.S. states and Canada. The Company offers academic programs to students through campus-based and online instruction, or through a combination of both. The Company is committed to offering quality academic programs and strive to improve the learning experience for our students. Its educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement
This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the Company's strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” or “plans” or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. All of the statements included in this press release that relate to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results, including the first quarter and annual outlook for fiscal 2014, and including statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings, are forward-looking statements, as are any statements concerning the Company's expected future operations and performance and other future developments. These and other forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions, and the Company cautions that it is very difficult to predict the impact of unknown factors, and impossible to anticipate all factors, that could affect its actual results. Some of the factors that the Company believes could affect its results and that could cause actual results to differ materially from expectations include, but are not limited to: the timing and magnitude of student enrollment and changes in student mix, including the relative proportions of campus-based and online students enrolled in its programs; changes in average registered credits taken by students; the Company's ability to maintain eligibility to participate in Title IV programs; other changes in its students' ability to access federal and state financial aid, as well as obtain loans from third-party lenders; difficulties the Company may face in opening new schools, growing its academic programs and otherwise implementing its growth strategy; increased or unanticipated legal and regulatory costs; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for the Company's fully online programs; the implementation of program initiatives in response to the U.S. Department of Education's new gainful employment regulations; adjustments to the Company's programmatic offerings to comply with the 90/10 rule; its high degree of leverage and ability to generate sufficient cash to service all of its debt obligations and other liquidity needs; market and credit risks associated with the post-secondary education industry, adverse media coverage of the industry and the overall condition of the industry; changes in the overall U.S. or global economies and access to credit and capital markets; the effects of war, terrorism, natural disasters or other catastrophic events and other risks affecting the Company, including but not limited to those described in its periodic reports filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934.